UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2010

OCWEN FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1661 Worthington Road
Suite 100
West Palm Beach, Florida 33409
(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 1, 2010, Ocwen Financial Corporation (“Ocwen” or the “company”), through its subsidiary Ocwen Loan Servicing, LLC (“OLS”), completed its acquisition (the “HomEq Acquisition”) of the U.S. non-prime mortgage servicing business known as “HomEq Servicing” (the “Business”) including, but not limited to, the mortgage servicing rights and associated servicer advances of the Business as well as the servicing platform based in Sacramento, California and Raleigh, North Carolina.  The sellers were Barclays Bank PLC, a corporation organized under the laws of England and Wales (“Barclays”), and Barclays Capital Real Estate Inc., a corporation organized under the laws of the State of Delaware (“BCRE”).  The HomeEq Acquisition was completed in accordance with the provisions of the Asset Purchase Agreement, dated May 28, 2010 among Barclays, BCRE, OLS and Ocwen which was described in, and filed with, Ocwen’s Current Report on Form 8-K dated June 2, 2010.

OLS paid a total of $1,196.7 million for the Business which represents a 7.4% reduction from the estimated purchase price disclosed in the current report on Form 8-K filed by Ocwen on June 2, 2010.  Of this amount, approximately $852.6 million was funded by notes issued by a structured servicing advance financing facility and $344.1 million consisted of equity and money borrowed pursuant to a senior secured term loan facility.  Adding in $56 million for estimated transaction expenses, down from the $60 million original estimate, brings the total estimated investment to $400.1 million.  The equivalent prior figure disclosed was $448.0 million.  The reduction in the estimated total investment for HomEq Acquisition is $47.9 million, or 10.7% before adjusting for any financing not related to servicing advance activities.  For the reduced HomEq investment, the expected rate of return has improved somewhat.

The notes issued by the structured servicing advance financing facility were purchased by Barclays and by an asset-backed commercial paper conduit sponsored by Barclays.  The senior term loan facility was funded by Barclays and the other lenders that are parties to the senior secured term loan facility agreement, further described in Part II, Item 5 of Ocwen’s quarterly report on Form 10-Q for the quarter ended June 30, 2010.

The primary reason for the reduction in the purchase price for the HomEq Acquisition is that the unpaid principle balance boarded by Ocwen was $22.4 billion which is $5.6 billion or 20.2% less than the amount in the current report on Form 8-K filed by Ocwen on June 2, 2010.  This reduction is due to normal runoff in the securitization portfolio and a reduction in the whole loans transferred from HomEq Servicing to Ocwen.  The unpaid principal balance consists of $2.0 billion for whole loans and $20.4 billion for securitizations.  After the close, Ocwen had cash and fully collateralized available credit on its advance facilities of approximately $262.4 million.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this Current Report on Form 8-K reflect the company’s current views with respect to future events and performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  The company’s performance is also subject to factors identified in the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

a)            Financial Statements of Businesses Acquired.

The financial statements required by this item are not being filed with this Current Report. The required financial statements will be filed with the Commission as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b)          Pro Forma Financial Information.

The pro forma financial information required by this item is not being filed with this Current Report. The information required by this item will be filed with the Commission as soon as reasonably practicable, but in no event later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCWEN FINANCIAL CORPORATION

By:	/s/ John Van Vlack
John Van Vlack
Executive Vice President, Chief Financial Officer and Chief Accounting Officer
(On behalf of the Registrant and as its principal financial officer)

DATE: September 8, 2010

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